                                                                    Exhibit 99.1

                     HTE CORRECTS TYLER'S RECENT STATEMENTS

         Lake Mary, FL, October 18, 2000 -- HTE Inc. (NASDAQ: HTEI), a leading provider of enterprise-wide software solutions for public-sector organizations and utilities worldwide, today stated corrections to several statements in the Tyler Technologies, Inc. (NYSE: Tyl) press release dated October 20, 2000.

         "It is very unfortunate that Tyler has again used the public forum of press releases to communicate with HTE. Tyler's press releases undermine the confidence of HTE's employees, customers and shareholders. The number of inaccurate statements in Tyler's most recent press release particularly disturbs us. HTE's board of directors and executive management team is determined to set the record straight. Our dedicated employees, loyal customers and shareholders should know the truth," said HTE Chairman Bernard B. Markey.

         TYLER'S STATEMENT - Tyler confirmed its long-term commitment to consider, pursue, and attempt to present to HTE management and its stockholders all opportunities that will maximize value for all HTE stockholders.

         HTE'S RESPONSE - Tyler has never presented any proposal to HTE's board or management. Tyler expressed an interest in making a proposal to HTE but never made a formal proposal to HTE's board. HTE shareholders should be aware of Tyler's status as a direct competitor of HTE that aggressively competes against HTE for new business. As a public company, Tyler's board and its management are legally obligated to serve the interest of Tyler's shareholders first; HTE's shareholders are a distant second.

         TYLER'S STATEMENT - Tyler said that it has abandoned its previously announced intention to propose to HTE management a business combination of the two companies, in light of HTE management's continued refusal to meet with Tyler.

         HTE'S RESPONSE - HTE's chairman, the executive vice president and general counsel, and representatives of HTE's investment advisory firm, Broadview International, met with Tyler's chairman, president and other executive officers in the fall of 1999. At that meeting, Tyler repeated its previously communicated position that "it had an interest" in proposing a merger of the two companies, but as noted above, Tyler never presented a proposal for the HTE board of directors to consider.

         HTE's board believes that a combination with Tyler, should one be proposed, would not be in the best interests of HTE's shareholders for many reasons, including: the significant business risks associated with Tyler's multi-year assimilation strategy for its disparate acquisitions, Tyler's history of losses, Tyler's low-cash position, and the financial risks associated with Tyler's negative tangible net worth and very significant debt.

         The concern about Tyler's debt was validated recently when Tyler, as reported in its filings with the SEC, defaulted under the financial covenants of its credit facility. In connection with remedying the default on its credit facility, of which there was an approximate outstanding loan balance of $71.8 million as of June 30, 2000, Tyler reported in its SEC filings that it must reduce its credit line under such facility by approximately $22 million by November 30, 2000. To do that Tyler intends to sell certain assets. Tyler recently completed the sale of one business unit. Under the agreement with its banks, Tyler must pay down its credit facility by an additional $1.5 million on the last day of each month, starting on December 31, 2000 and continuing through October 2, 2001. By contrast, HTE has more than $6.5 million in cash and no significant debt. Because of HTE's much stronger financial position and undervalued share price, HTE offered to lead a group to buy back Tyler's stake in HTE when Tyler's bank issues came to light.

         The HTE board of directors believes HTE shareholders would be far better served by having HTE remain independent and allowing Joseph M. Loughry, HTE's chief executive officer, to lead HTE's dedicated employees in executing the strategic plan outlined in the third quarter earnings release and conference call.

         TYLER'S STATEMENT - Protection from HTE management's conflict of interest as to DemandStar.com, Inc. (OTC Bulletin Board: DMND). This statement raised concerns about inter-company transactions, officer and director ownership of HTE and DemandStar and potential conflicts of interest between the boards of the companies.

         HTE'S RESPONSE - As documented in HTE's filings with the SEC, since May 2000, HTE does not possess or exercise control over DemandStar.com., Inc. The principal goal of HTE's spin-off of DemandStar was to position DemandStar as an independently owned and managed business, so that it could more effectively pursue its strategic business plan and raise the necessary additional equity capital. The offering accomplished both of these objectives. In fact, HTE has not loaned money to nor engaged in any material or significant business or other transaction with DemandStar since the closing of the rights offering in early May 2000. DemandStar will most likely have a secondary offering of its capital stock in the future that will increase the number of shares outstanding and further reduce the current minority position of HTE and HTE's directors in DemandStar.

         Tyler's press release also inappropriately asserted that HTE's officers and directors as a group own 2.8% of HTE's outstanding common stock and compared that ownership to an asserted combined 32.7% ownership and option holdings in DemandStar. These figures are not correct as of this date. First, Tyler did not include HTE's options in calculating the HTE percentage but did include options when calculating the DemandStar figure. The correct current level of HTE stock holdings and options for HTE executive officers and directors is approximately 9%. HTE shareholders will be pleased to know that members of the board of directors have been purchasing HTE's shares in the open market over the past several months at prices significantly higher than HTE's current share price. HTE's directors and officers presently own HTE stock acquired for over $2.5 million in consideration. HTE's management and directors have a very significant financial stake in HTE and are working hard to ensure HTE is successful.

         Tyler's statement regarding DemandStar ownership by HTE officers and directors as a group is also inaccurate. First, to be clear, HTE and DemandStar have separate and independent full-time executive management teams. Second, options and warrants were issued to acquire "authorized but not yet outstanding" shares of DemandStar, not to acquire "outstanding shares," as Tyler stated. The correct figure to use in calculating the potential stock ownership should include options and warrants outstanding. The conversion of preferred stock is also generally included in such calculations; therefore, the correct figure for DemandStar ownership by HTE officers and directors is slightly more than 20%, not the 32.7% asserted by Tyler.

         Nearly half of these DemandStar holdings were purchased in the rights offering or the open market at prices equal to, or greater than, $1.00 per share. The HTE directors who serve on DemandStar's board have invested nearly $1 million of their own cash in DemandStar, with approximately half of that investment made by Mr. O. F. Ramos, DemandStar's chief executive officer. Mr. Ramos also serves on HTE's board of directors. HTE shareholders can rest assured that Mr. Ramos has a significant incentive to see HTE succeed, because he owns more than 200,000 shares of HTE common stock. To conclude on the issue of shares purchased in both companies by HTE officers and directors, the amount invested in HTE by those individuals is approximately 2.5 times the amount they have invested in DemandStar.

         Most of the other DemandStar holdings represent options issued to Mr.
O. F. Ramos. The majority of Mr. Ramos' DemandStar options were issued to him as chief executive officer of DemandStar and will vest only if performance criteria are met. The DemandStar board of directors believes it is in DemandStar shareholders' best interest to have Mr. Ramos heavily incentivized to successfully lead the DemandStar team. Since HTE has an investment in the capital stock of DemandStar, its shareholders will also benefit if Mr. Ramos and the DemandStar team are successful.

         The HTE and DemandStar boards are very concerned that shareholders of both companies are treated fairly in the event a conflict arises. The HTE board has created a conflict of interest committee composed of its two directors who are not directors or officers of DemandStar. George P. Keeley and Joseph M. Loughry will address any issue involving DemandStar. DemandStar has also added an independent director who will represent DemandStar shareholders in the event a conflict of interest with HTE arises. Both HTE and DemandStar are adding more independent directors who will not serve on each other's boards. All the new independent directors will join each respective company's conflict of interest committee.

         TYLER'S STATEMENT - DemandStar.com (an investment that has significantly diminished in value). HTE'S RESPONSE - During the past several months, stock values of most companies, particularly technology and internet-related stocks, have declined, including DemandStar. As a matter of fact, since May 15, 2000, the date DemandStar's stock began trading, Tyler's common stock has fallen approximately 57%. Notwithstanding the depressed stock market, DemandStar continues to execute successfully in accordance with its strategic business plan and is the leader in the bid segment of the local government B2G market. As reported recently, DemandStar has grown rapidly with more than 175 government agencies under contract for its B2G internet procurement services. Furthermore, the directors and officers of HTE and DemandStar have demonstrated their continued confidence in the business prospects of both companies by purchasing HTE's and DemandStar's common stock in the open market from time to time. Also, HTE's board has authorized a repurchase of up to 1,800,000 of its common stock, under which HTE has purchased 124,000 shares and intends to purchase more. In contrast, as indicated by filings with the SEC, Tyler and members of its executive management have sold Tyler's capital stock from time to time.

         TYLER'S STATEMENT - It intends to vote its shares at the HTE annual meeting to the fullest extent allowed under Florida law against each of the recommendations of HTE's board of directors.

         HTE'S RESPONSE - HTE reiterates its previously stated position that it will fully comply with the Florida Control Share Statute. Under the terms of that statute, the question of whether the Tyler shares should receive voting rights must be put to a vote of the HTE shareholders once. The vote at this year's annual meeting will be that one required vote. Tyler will be entitled to vote its shares in the future, as the statute provides, only if the majority of the other HTE shareholders vote to restore such right. Unless and until such event, Tyler's shares will have no vote at all.

         "Tyler does not have any influence or say in the operations or strategy of HTE," said Bernard B. Markey, HTE's chairman.